Exhibit (k)(5)

TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this 23rd day of June, 2015, by and between Archstone Alternative Solutions Fund, a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Transfer Agent”).

WHEREAS, the Fund is a closed-end interval fund registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Fund and Transfer Agent desire to enter into an agreement pursuant to which Transfer Agent shall provide Services to the Fund.

NOW,  THEREFORE, in consideration of  the mutual  promises and  agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Fund, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Fund.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund, or its successor.

“Declaration  of  Trust”  shall mean the Declaration of Trust or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.

“Fund Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Prospectus.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Transfer Agent from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the transfer agency and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or classes thereof, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.         Appointment and Services

(a)       The Fund hereby appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term  of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and the Fund’s officers, and utilizing information provided by the Fund and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide  any  Services  or information  that  it  believes,  in  its  sole  discretion, to represent dishonest, unethical or illegal activity.  In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)        Transfer Agent may from  time to time, in  its discretion and at its own expense, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Transfer Agent shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services and that Administrator will not delegate a majority of the Services provided hereunder without providing ninety (90) days’ prior written notice to the Fund.

(c)        Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(d)       Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

(e)        Processing and Procedures

 (i)        Transfer Agent agrees to accept purchase orders and repurchase requests with respect to the Shares of the Fund via postal mail, telephone, electronic delivery or personal delivery on each Fund Business Day in accordance with the Fund’s Prospectus; provided, however, that Transfer Agent shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Fund or pursuant to an Instruction. Transfer Agent shall, as of the time at which the net asset value (“NAV”) of the Fund is computed on each Fund Business Day, issue to the accounts specified in a purchase order in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share of the Fund specified in a communication received on such Fund Business Day from or on behalf of the Fund. Transfer Agent shall redeem from accounts any Shares tendered for repurchase in accordance with procedures stated in the Fund’s Prospectus or pursuant to an Instruction. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the parties shall mutually agree.

 (ii)       Upon receipt of a repurchase request and monies paid to it by the Custodian in connection with a repurchase of Shares, Transfer Agent shall cancel the repurchased Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s repurchase and payment procedures described in the Prospectus.

 (iii)      Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer or repurchase Shares upon presentation to Transfer Agent of instructions endorsed for exchange, transfer or repurchase, accompanied by such documents as Transfer Agent deems necessary to evidence the authority of the person making such exchange, transfer or repurchase. Transfer Agent reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a Medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15. Transfer Agent also reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the requested exchange, transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make exchanges, transfers  or  repurchases  which  Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer or repurchase. Notwithstanding any provision contained in this Agreement to the contrary, Transfer Agent shall not be required or expected to require, as a condition to any exchange, transfer or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer or repurchase and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Section 3(e).

 (iv)     In connection with each purchase and each repurchase of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

 (v)      Transfer Agent and the Fund shall establish procedures for effecting purchase, repurchase, exchange or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. Transfer Agent may establish such additional procedures, rules and requirements governing the purchase, repurchase, exchange or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. Transfer Agent shall not be liable, and shall be held harmless by the Fund, for its actions or omissions which are consistent with the forgoing procedures.

(f)         Dividends and Distributions

 (i)       When a dividend or distribution has been declared, the Fund shall give or cause to be given to Transfer Agent a copy of a resolution of the Board that either:

 (A)     sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Transfer Agent on such payment date; or

 (B)     authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Transfer Agent to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (A) above.

 (ii)      In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Transfer Agent shall as of each Fund Business Day, as specified in a certificate or resolution described in subparagraph (i), issue Shares of the Fund based on the NAV per Share of the Fund specified in a communication received from or on behalf of the Fund on such Fund Business Day.

 (iii)     Upon the mail date specified in such certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Transfer Agent on behalf of a Fund, an amount of cash sufficient for Transfer Agent to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date.   Transfer Agent shall not be liable for  any improper payments made in accordance  with a certificate or resolution described in the preceding paragraph. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, Transfer Agent shall, upon notifying the Fund, withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

 (iv)    It is understood that Transfer Agent in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in  no  way  be  responsible  for  the  collection  or withholding  of  taxes  due  on  such  dividends  or distributions due to shareholders, except and only to the extent, required by applicable federal law, including the Foreign Account Tax Compliance Act.

(g)        Records

 (i)      Transfer Agent shall keep those records specified in Schedule D hereto, and any other records required by applicable law in the performance of the Services, in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities or applicable law, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Transfer Agent shall destroy records only at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may deliver to the Fund from time to time at Transfer Agent’s discretion, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Transfer Agent may deem expedient, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.  To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Transfer Agent, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the trustees, officers, employees, and auditors of the Fund. Notwithstanding anything contained herein  to  the contrary, Transfer  Agent shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

(h)        Anti-Money Laundering (“AML”) Services

 (i)       Background  In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Fund has, after review, selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegate to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Fund.

 (ii)     Delegation  The Fund acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Fund has determined that the AML Procedures, as part of the Fund’s overall AML program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws.  Based on this determination, the Fund hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States or have U.S. military APO or FPO addresses or U.S. citizens living abroad. The Fund hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN. The Transfer Agent agrees to perform the AML Procedures subject to and in accordance with the terms and conditions of this Agreement. Upon reasonable request by the Fund, the Transfer Agent agrees to provide a certification to the Fund certifying compliance with the AML Procedures.

 (iii)     Amendment to Procedures It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Fund as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s AML responsibilities.

 (iv)    Reporting Transfer Agent agrees to provide to the Fund: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization  pertaining  to  Transfer  Agent’s  AML  Monitoring  Activities;  (iv)  any  action  taken  in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Fund. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by Transfer Agent and the Fund’s AML officer.

 (v)     Inspection  The Fund hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Fund, as they may request; and, (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Fund.

 (vi)    Disclosure Obligations Regarding SARs  Neither Transfer Agent nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Transfer Agent or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

3.         Representations and Deliveries

(a)        The Fund shall deliver or cause the following documents to be delivered to Transfer Agent:

 (1)      A copy of the Declaration of Fund and By-laws and all amendments thereto, certified by the Secretary of the Fund;

 (2)      Copies of the Fund’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

 (3)      A certificate signed by the President and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable, and the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

 (4)      A certified copy of the resolutions of the Board appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Fund;

 (5)     A certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Fund and designate the names of the Fund’s initial Authorized Persons;

 (6)      Prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports and legal opinions as it may reasonably request; and

 (7)      All other documents, records and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(b)        The Fund represents and warrants to Transfer Agent that:

 (1)      It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Fund and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

 (2)      Any officer of the Fund has the  authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of such Authorized Persons.

 (3)       It is duly registered as a closed-end investment company under the 1940 Act.

 (4)      A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Fund being offered for sale.

 (5)      All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Declaration of Fund and the Fund’s Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

 (6)      It  is  conducting  its  business  in  compliance  in  all  material  respects  with  all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Fund, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)       During the term of this Agreement the Fund shall have the ongoing obligation to provide Transfer Agent with a copy of the Fund’s currently effective Prospectus as soon as they become effective. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by Transfer Agent.

(d)       The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund and the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund as set forth in the Prospectus. Transfer Agent’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund.  The Transfer Agent shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)       The Fund agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to Transfer Agent.

(f)        The Fund agrees that it shall advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Transfer Agent hereunder, and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto, which consent shall not be unreasonably withheld.

(g)        Fund Instructions

 (i)      The Fund shall cause the Fund’s officers, trustees, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian and other service providers and agents, past or present, to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents and communications as necessary  and/or  appropriate  or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Transfer Agent by a representative of the Trust or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Transfer Agent shall not be held to have notice of any change of authority of any trustee, officer,  agent,  representative  or  employee  of  the  Fund,  Investment  Adviser,  Authorized  Person  or service provider until receipt of written notice thereof from the Fund.

 (ii)     The Fund shall provide Transfer Agent with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

 (iii)    Transfer Agent, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Transfer Agent, confirm such Instructions in writing.

 (iv)    At any time, Transfer Agent may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Transfer Agent may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h)        Transfer Agent represents and warrants to the Fund that:

 (i)      It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

 (ii)     It is conducting, and will continue to conduct, its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

 (iii)   Transfer Agent shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Fund’s reasonable request, the Transfer Agent shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

 (iv)     It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

4.         Fees and Expenses

(a)       As compensation for the performance of the Services, the Fund agrees to pay Transfer Agent the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add Fund. The Fund agrees to pay Transfer Agent’s then current rate for Services added to, or for any enhancements to existing Services set forth on Schedule B after the execution of this Agreement In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)      For the purpose of determining fees payable to Transfer Agent, NAV shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund or any Fund(s) be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)        Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Transfer Agent shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)       The Fund also agrees to promptly reimburse Transfer Agent for all reasonable out-of- pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of Services under this Agreement upon receipt of evidence of the amount of such expenses or disbursements actually incurred. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Transfer Agent out-of-pocket expenses may be payable in advance.  Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date.  In the event Transfer Agent requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)       The Fund agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the invoice for such Services (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent, in which case such anticipated out-of-pocket expenses will be requested in advance). Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)        The Fund is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Transfer Agent’s reasonable attorney’s fees and court costs if any amounts due Transfer Agent in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Fund’s default or prevent Transfer Agent from exercising any other rights and remedies available to it.

(g)       In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) Fund Business Day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)       The Fund acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Sections 2, 3 and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

(i)        To the extent not inconsistent with applicable law or regulation (including applicable disclosure obligations), the Fund agrees on behalf of itself, its affiliates and its representatives to treat, and to cause its affiliates and representatives to treat, confidentially and as proprietary information of the Transfer Agent, the fees, pricing and any concessions provided by Transfer Agent in connection with the services and not to disclose such information.

5.         Confidential Information

Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records, information relative to the Fund Shareholders and all other information provided by the Fund the Transfer Agent pertaining to its business or operations, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when required to divulge such information by duly- constituted authorities or court process to which the Transfer Agent and/or the Fund are subject; (ii) when requested by a Shareholder or Shareholder’s agent or dealer of record with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest; (iii) when requested by the Fund; (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions; (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P, in connection with the performance of its responsibilities and duties hereunder; or, (vi) pursuant to any other exception permitted by Sections 248.14 and 218.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Transfer Agent received information; or (vi) with the express consent of the Fund. In the case of disclosure required by applicable law, rule or regulation, Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund in advance of such required disclosure. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. Transfer Agent will implement and maintain such appropriate security measures as are necessary for the protection of confidential shareholder information. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.         Limitation of Liability     In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a)       Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith, fraud or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Fund or from any Authorized Person; or, (2) any action taken, or omission by, a Fund, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent), provided that the action or omission were not caused by the Transfer Agent.

(b)          Notwithstanding anything herein to the contrary, Transfer Agent will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Transfer Agent will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)          In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)          Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)          the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)         the legality of a transfer, exchange, purchase or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer, exchange or repurchase;

(iii)        the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(iv)          the legality of any recapitalization or readjustment of Shares;

(v)        Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by Transfer Agent in accordance with procedures established in writing by Transfer Agent and the Fund; or

(vi)        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e)          Transfer Agent may, in effecting transfers and repurchases of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a repurchase, exchange or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange and repurchase procedures described in the Prospectus.

(f)           The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.             Indemnification

(a)          The Fund agrees to indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders and affiliates (collectively, “ Transfer Agent Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Transfer Agent Indemnified Party or for which any Transfer Agent Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i)          any action or omission of Transfer Agent except to the extent a Claim resulted from Transfer Agent’s willful misfeasance, bad faith, fraud, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii)         Transfer Agent’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Fund, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iii)        any action taken, or omission by, a Fund, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent), provided that the action or omitted action were not caused by the Transfer Agent;

(iv)        the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s negligence or misconduct or breach of any representation or warranty of the Fund made herein, except to the extent a Claim resulted from  Transfer Agent’s willful misfeasance, bad faith, fraud, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(v)         the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)        the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(vii)        the legality of any recapitalization or readjustment of Shares;

(viii)      Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by Transfer Agent in accordance with procedures established by Transfer Agent and the Fund;

(ix)        the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith, fraud or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase, repurchase, transfer or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith, fraud or negligence; and

(x)        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b)          Transfer Agent agrees to indemnify and hold harmless the Fund, its employees, officers, and Board (collectively, the “Fund Indemnified Parties” and together with the Transfer Agent Indemnified Parties, the “Indemnified Parties”) from and against any and all Claims against the Fund Indemnified Parties arising out of or in any way relating to Transfer Agent’s willful misfeasance, bad faith, fraud, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder, except, in each case, to the extent a Claim resulted from the Fund’s willful misfeasance, bad faith, fraud, negligence or misconduct or breach of any representation or warranty of the Fund made herein.

(c)          Promptly after receipt by a party of notice of the commencement of an investigation, action, claim or proceeding, the receiving party shall, if a claim for indemnification in respect thereof is made under this section, notify the Indemnified Party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies Indemnified Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party’s election. If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and the Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by them. The indemnification agreement contained in this Section 7 and each party’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement.   This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(d)          The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.             Term

(a)           This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to the Fund  for  a  three-year  (3)  period  beginning  on  the  date  of  this  Agreement  (the  “Initial  Term”). Thereafter, the Agreement shall continue automatically in effect until terminated as provided herein.

(b)           In the event this Agreement is terminated by the Fund prior to the end of the Initial Term, other than in connection with Transfer Agent’s material breach as provided for herein, the Fund shall be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent under this Agreement through the end of the Initial Term. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term, or in connection with a material breach of this Agreement as provided for herein or at any time after the Initial Term (the “Termination Date”) (i) by giving the other party prior written notice of not less than one hundred and twenty (120) days of the termination, (ii) without notice upon the first material breach of the other party of any term of this Agreement if such breach is not cured within thirty (30) days of the breaching party becoming aware of such breach, and (iii) immediately upon the second, or any subsequent, material breach of the other party of any term of this Agreement.  Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Fund, Transfer Agent shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Transfer Agent’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Transfer Agent. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund or a Fund(s), and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

(c)          In the event such notice is given by the Fund pursuant to subparagraph (b), it shall notify Transfer Agent of the successor transfer agent or transfer agents prior to the Termination Date. In the event such notice is given by Transfer Agent, the Fund shall on or before the Termination Date, notify Transfer Agent of the successor transfer agent or transfer agents. In the absence of such notification by the Fund, the Fund shall be deemed to be its own transfer agent as of the termination date and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

9.            Miscellaneous

(a)           Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Transfer Agent:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the Fund:	Archstone Alternative Solutions Fund
360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Chief Operating Officer

(b)           Except  as  provided  to  the  contrary  herein,  this  Agreement  may  not  be  amended  or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)            This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)          The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f)           The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)           This Agreement is executed by the Fund with respect to each of the Fund and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund. All obligations of the Fund under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.  The Declaration of Fund is on file with the State of Delaware.

 (h)          This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of Transfer Agent and the Fund and supersedes all prior negotiations, understandings and agreements with respect to transfer agency and dividend disbursement services.

 (i)            Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)           Transfer Agent shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks  and  other  related  legal  rights  provided,  developed  or  utilized  by  Transfer  Agent  in connection with the Services provided by Transfer Agent to the Fund hereunder.

(k)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided; however, that Transfer Agent may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l)             The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

(m)          The Fund hereby grants to Transfer Agent the right to identify the Fund as a client, including, (i) displaying the Fund’s name and/or logo in Transfer Agent’s offices, (ii) including the Fund’s name and/or logo in Transfer Agent’s marketing materials to the extent that the Fund is referred to generally as a client of Transfer Agent, (iii) disclosing the Fund’s name in requests for information and proposals.

(o)           Power of Attorney: The Fund hereby grants to Transfer Agent the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

(p)          The effectiveness of this Agreement is subject to the condition that the Fund’s Board of Trustees (the “Board”), including a majority of the members of the Board who are not “interested persons,” as defined by the 1940 Act, as amended, of the Fund, subsequently approves, or ratifies the entering into of, the Agreement. The Fund shall promptly notify Transfer Agent, in writing, of such approval or ratification.

[Signature page to follow.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

ARCHSTONE ALTERNATIVE SOLUTIONS FUND
(the “Fund”)

By:	/s/ Joseph S. Pignatelli

Title:	Trustee

Date:	6/23/15

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:	/s/ Anthony J. Fischer
Anthony J. Fischer
President

Schedule A
to the
Transfer Agency Agreement
by and between
Archstone Alternative Solutions Fund
and
UMB Fund Services, Inc.

[RESERVED]

Schedule B
to the
Transfer Agency Agreement
by and between
Archstone Alternative Solutions Fund
and
UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Transfer Agent will provide the following Services:

▪	Set up and maintain Shareholder accounts and records, including IRAs and other retirement accounts

▪	Follow-up with prospects who return incomplete applications

▪	Store account documents electronically

▪	Receive and respond to Shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific Shareholder account information

▪
Process purchase and repurchase orders, transfers, and exchanges, including automatic purchases and repurchases via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested ACH, or such other means as the parties shall mutually agree

▪	Process dividend payments by check, wire or ACH, or reinvest dividends

▪	Issue daily transaction confirmations and monthly or quarterly statements

▪	Issue comprehensive clerical confirmation statements for maintenance transactions

▪	Provide cost basis statements

▪	Provide information for the mailing of Prospectuses, annual and semi-annual reports, proxy statements, Shareholder meetings and other Shareholder communications to existing shareholders

▪	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

▪	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

▪	Calculate plan fees and payments under shareholder servicing plans

▪	Provide standards to structure forms and applications for efficient processing

▪	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

▪	Provide basic report access for up to four (4) people

▪
Assist the Fund in complying with Federal Trade Commission Rule 681.2 adopted under the Fair Credit Reporting Act (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Fund’s identity theft prevention program and reporting any possible instances of identity theft to the Fund

▪	Conduct periodic postal clean-up

FATCA Services
On boarding of Investors:
	•	Collect account holder documents including tax certifications Form W-9 or W-8. Perform search for Indicia of U.S. Control.
	•	Remediate missing or invalid tax certifications. Request and record cure documentation.
•
Record investor data in an electronically searchable database. Classify and flag investors based on Chapter 4 of the Internal Revenue Code and any applicable withholding requirements for application by the fund.

	•	Perform Global Intermediary Identification Number (GIIN) review against list of Foreign Financial Institutions on the IRS Website (any ongoing verification to be the obligation of the client).
•
Provide information to the withholding agent with respect to (a) any non-financial foreign entities (NFFEs) that have certified that such NFFE does not have any substantial U.S. owners; (b) the identity of such substantial U.S. beneficial owners if provided by the NFFE or (c) any NFFEs that have not provided such certification or the identity of any substantial U.S. beneficial owners.

Support and Maintenance of Existing Investor Accounts:
	•	Monitor and remediate for “Change of Circumstance” and/or expiration of Form W-8 certification. Notify and solicit the investor for a new and compliant Form W-8 as required.
Report Preparation
	a.	Complete and file Form 1042/1042S
	b.	Complete and file Form 8966
	c.	Provide the Fund with compliance reports and other documentation as requested.

Optional Services

The Fund may contract with Transfer Agent to provide one or more of the following optional services for additional fees.

▪	Transfer Agent’s Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services

▪	VRU services (per fund group)

▪	Shareholder “welcome” packages with initial confirmation

▪	Access to Transfer Agent’s Tax and Retirement Group to answer questions and coordinate retirement plan options

▪	Arrange to make available money market funds for short-term investment or exchanges

▪	Dedicated service representatives

▪	Weekend and holiday shareholder services

▪	Customized reorder form tracking

▪	Give dealers access through NSCC’s Fund/SERV and Networking

▪	Customized forms, applications and statements

▪	Training on regulatory developments

Schedule C
to the
Transfer Agency Agreement
by and between
Archstone Alternative Solutions Fund
and
UMB Fund Services, Inc.

FEES

Transfer Agency

■	Base fee	$34,000

■	Annual per-account fee	$30

Or

3bps on aggregate assets

*Transfer agency fees will be calculated based on the LESSER of the base fee + annual account fee or the asset based fee only after the transfer agency fees are above $100,000

Investor Telephone Calls
Per minute	$1.00

Advanced Reporting Solutions
■	Annual maintenance fee*	included
■	Additional interactive user license (per license, per year)	$1,000

	*Includes initial set-up costs plus up to four interactive user licenses per fund family

Internet Services

Voila – per fund family
■	One-time set-up fee	$7,500
■	Monthly maintenance fee	$1,000

Web-based document mailing*
■	One-time set-up fee	$4,000
■	Annual maintenance fee	$1,500
■	Per shareholder, per mailing	$.15

	*Statements, prospectuses, financial reports, etc.

Set-up Services
■	Set-up of investor, manager, fund and general ledger information	TBD
■	Conversion of historical investor, manager and fund information	TBD

Fees subject to negotiation based on volume

Blue Sky State Filings
Per state	$150

DDA Accounts
■	Monthly fee, per account		$75
■	Activity fees
	☐	Incoming wires, each	$10
	☐	Outgoing wires, each (repetitive)	$7
	☐	Outgoing wires, each (non-repetitive)	$16
	☐	Account debits, per item	$0.17
	☐	Account credits, per item	$0.45
	☐	Overdrafts, per item	$35

AML Services
■	Annual fee		$2,000

FATCA
■	Annual management fee		$2,500

Out-of-Pocket Expenses – Investor Services and Transfer Agent
Out-of-pocket expenses include, but are not limited to, annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and  direct delivery charges, tape/disk  storage, travel, CPU usage, telephone and long distance charges, VPN/VNET fees, retirement plan documents, proxies and proxy services, DTCC/NSCC participant billing, manual cost basis processing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the date of this Agreement and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule D
to the
Transfer Agency Agreement
by and between
Archstone Alternative Solutions Fund
and
UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

■	Account applications

■	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

■	Indemnity bonds for replacement of lost or missing checks

■	Liquidation, repurchase, withdrawal and transfer requests including signature guarantees and any supporting documentation

■	Shareholder correspondence

■	Shareholder transaction records

■	Share transaction history of the Fund